As filed with the Securities and Exchange Commission on September 9, 2019

Registration No. 333-205151

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S‑1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ATRM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1439182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 Gershwin Avenue N.
Oakdale, Minnesota 55128
(Address, including zip code, of Principal Executive Offices)

Daniel M. Koch
5215 Gershwin Avenue N.
Oakdale, Minnesota 55128
(651) 704-1800
(Name, address and telephone number of agent for service)

Copy to:
Steven F. Carman, Esq.
Rebecca C. Taylor, Esq.
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
(816) 983-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF UNSOLD SECURITIES

ATRM Holdings, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-205151) (the “Registration Statement”).  The Registration Statement was initially filed with the SEC on June 22, 2015 and was amended by Pre-Effective Amendment No. 1 dated August 7, 2015, which was declared effective on August 13, 2015. Pursuant to the Registration Statement, the Company registered for sale up to 1,246,473 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 3, 2019 (the “Merger Agreement”), among the Company, Digirad Corporation (“Parent”), and Digirad Acquisition Corporation, a newly-formed subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be cancelled.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Company’s common stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakdale, State of Minnesota, on September 9, 2019.

ATRM HOLDINGS, INC.

By:	/s/	Daniel M. Koch
Daniel M. Koch
President and Chief Executive Officer